Exhibit 99.1

ITG Announces Cost Reduction Measures

Initiative to Yield Cost Savings of Approximately $20 Million in 2013

NEW YORK, December 4, 2012 — ITG (NYSE:ITG), a leading execution and research broker, today announced a plan to reduce operating costs in the face of continued weakness in institutional equity trading volumes.  This cost reduction initiative is designed to improve financial performance while maintaining ITG’s competitiveness and high standards of client service.  This plan stems from a comprehensive review of ITG’s various business activities, benchmarking ITG’s cost structure against industry peers. The cost reductions are primarily focused on headcount, market data and other general and administrative costs across ITG’s businesses.

“Given the difficult business environment, we examined every aspect of our cost structure across all businesses and geographies,” said ITG’s Chief Executive Officer and President, Bob Gasser.  “While the staff reductions were a difficult decision, they are a necessary step to ensure the long-term competitiveness and profitability of ITG.  These reductions will not impair our ability to capitalize on any future improvements in global trading volumes.”

The reductions reflect in part the impact of improved efficiencies from recent investments in product and infrastructure as well as secular changes in the business environment. This initiative is expected to generate pre-tax cost savings of approximately $20 million in 2013, or $0.32 per share after taxes.  Most of the cost savings will begin to take effect during the first quarter of 2013.  ITG will incur pre-tax charges associated with this plan estimated at $8.5 million, or $0.14 per share after taxes, in the fourth quarter of 2012.

About ITG

ITG is an independent execution and research broker that partners with global portfolio managers and traders to provide unique data-driven insights throughout the investment process. From investment decision through settlement, ITG helps clients understand market trends, improve performance, mitigate risk and navigate increasingly complex markets. ITG is headquartered in New York with offices in North America, Europe, and Asia Pacific. For more information, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  Certain of these factors are noted throughout ITG’s 2011 Annual Report on Form 10-K, and its Form 10-Qs and include, but are not limited to, general economic, business, credit and financial market conditions, internationally and nationally, financial market volatility, fluctuations in market trading volumes, effects of inflation, adverse changes or volatility in interest rates, fluctuations in foreign exchange rates, evolving industry regulations, changes in tax policy or accounting rules, the actions of both current and potential new competitors, changes in commission pricing, the volatility of our stock price, rapid changes in technology, errors or malfunctions in our systems or technology, cash flows into or redemptions from equity mutual funds, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate acquired companies and our ability to attract and retain talented employees. Our ability to achieve cost savings from this cost reduction plan is also subject to certain risks and uncertainties that could cause such statements to differ materially from actual future results. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

corpcomm@itg.com

###